Exhibit 23.3

7205 W. Central Avenue

Toledo, Ohio 43617

P 419.841.8521

www.austinassociates.com

CONSENT OF AUSTIN ASSOCIATES, LLC

The Board of Directors

Mainline Bancorp, Inc.

325 Industrial Park Road

Ebensburg, PA 15931

Members of the Board:

We hereby consent to the inclusion of our fairness opinion letter, dated September 13, 2011, to the Board of Directors of Mainline Bancorp, Inc. (“Mainline”) as Annex B hereto, and reference under the headings “Questions and Answers about the Merger,” “Summary,” “Risk Factors” and “Proposal 1—The Merger” in the proxy statement/prospectus on Form S-4 (the “Registration Statement”) relating to the proposed transaction involving Mainline and S&T Bancorp, Inc. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, nor do we admit that we are “experts” with respect to any part of the Registration Statement for purposes of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

AUSTIN ASSOCIATES, LLC

By:	/s/ Richard F. Maroney, Jr.
Richard F. Maroney, Jr.
Managing Director and Principal

December 9, 2011